Exhibit 99.1

William R. Costantini appointed as Vice President and Chief Transportation Officer at Florida East Coast Railway

Sep 3, 2013

JACKSONVILLE, Fla., September 3, 2013 — William R. Costantini has accepted the position of Vice President and Chief Transportation Officer for Florida East Coast Railway (FEC), effective September 16, 2013. He will assume responsibility for the FEC rail transportation network and terminal operations.

“Will’s many achievements and logistics background in the Marine Corps provides FEC with the talent and skill for immediate and long term success of our rail network,” said Jim Hertwig, President and Chief Executive Officer at FEC.

Will is a 28 year veteran of the US Marine Corps having spent the last three as the Military Assistant to the Assistant Commandant of the Marine Corps in Washington, DC.

About Florida East Coast Railway

Florida East Coast Railway is a 351-mile freight rail system, along the east coast of Florida and is the exclusive rail provider for Port Miami, Port Everglades, and Port Palm Beach. FEC connects to the national railway system in Jacksonville, Florida to move cargo originating or terminating there. Based in Jacksonville, Florida, FEC provides end-to-end intermodal solutions to customers who demand more cost-effective options and premium service.

For further information: Robert Ledoux, media@fecrwy.com, +1-904-538-6100